UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 29, 2012
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2012 results was made October 29, 2012 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description
99.1

Press Release: Data I/O Reports Third Quarter 2012 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 30, 2012	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1

Press Release: Data I/O Reports Third Quarter 2012 Results

Exhibit 99.1

Joel Hatlen	Data I/O Corporation
Vice President and Chief Financial Officer	6464 185th Ave. NE, Suite 101
(425) 881-6444	Redmond, WA 98052
investorrelations@dataio.com

Data I/O Reports Third Quarter 2012 Results

Redmond, WA, Monday October 29, 2012 – Data I/O Corporation (NASDAQ: DAIO), the  leading provider of e-MMC, Flash and Microcontroller device programming and IP management solutions used in wireless, consumer electronics and automotive electronics,  today announced financial results for the third quarter ended September 30, 2012.

Financial Results

Revenues for the third quarter of 2012 were $4.3 million, down 39 percent compared with $7.1 million in the third quarter of 2011.  Revenues were down from the $5.4 million in the second quarter of 2012.  Net loss in the third quarter of 2012 was ($1.3) million, or ($0.17) per share, compared with net income of $130,000 or $0.01 per diluted share, in the third quarter of 2011.

Orders for the third quarter of 2012 were $4.1 million, down 42% compared with $7.1 million in the third quarter of 2011.  On a regional basis, orders were down in Asia 53%, Europe 39% and the Americas 34% compared to the third quarter of 2011.  Data I/O ended the quarter with a backlog of $1.0 million, compared to $1.3 million at the end of the third quarter of 2011 and $1.1 million at the end of the second quarter of 2012.

The Company believes the decline in orders and revenue relates primarily to a continuing trend of reduced capital spending resulting from a downturn in Asia-based electronics manufacturing and economic uncertainty related to the European sovereign debt situation.  On a regional basis, revenue declined in Asia 57%, Europe 40% and the Americas 17% compared to the third quarter of 2011.

Gross margin as a percentage of sales in the third quarter of 2012 was 44.7%, compared with 55.9% in the third quarter of 2011.  The decrease compared to the third quarter of 2011 was primarily due to the decreased sales volume in relation to relatively fixed production costs and an inventory excess and obsolescence charge of $164,000.

Operating expenses decreased by $284,000 in the third quarter of 2012 compared to the same period in 2011.  Research and Development decreased by $53,000 in the third quarter of 2012 compared to the same period in 2011 due to less project contractors and materials.  Selling, General and Administrative expenses costs declined $445,000 primarily attributable to lower professional fees, lower incentive compensation, and lower sales commissions related to sales volume.  Included in the third quarter of 2012 operating expense was $214,000 of restructuring charges, primarily related to severance. The restructuring actions taken are expected to lower quarterly operating costs by approximately $300,000.

The Company’s cash position increased slightly during the third quarter to $11.2 million.  The change in cash was primarily attributable to decreasing accounts receivable by $596,000 to $3 million and inventories by $567,000 to $4.1 million at September 30, 2012, offsetting the loss for the quarter.  The Company remains debt free and has 7.7 million shares outstanding at September 30, 2012.

“As announced on October 25th, we are pleased to welcome Anthony Ambrose to Data I/O as Fred Hume’s successor,” stated Doug Brown, Chairman of the Board of Directors.  “We are excited by the strategic skills, electronics systems experience and operational capabilities he brings to the Company.  We want to express our thanks to Fred Hume for his service to Data I/O.”

“I am excited and honored to be joining Data I/O,” said Anthony Ambrose. “Data I/O is a worldwide leader in device programming systems and I look forward to applying all of my experience to grow the business.”

Conference Call Information

A conference call discussing the third quarter and 2012 financial results and introducing Anthony Ambrose will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 332-0802 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 267798.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com   to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning expected revenue, expected margins, expected income or loss, orders and financial positions, cash position, share repurchases, new products, restructure actions and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to record revenues based upon the timing of product deliveries and installations, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Sales	$ 4,311	$ 7,051	$ 13,350	$ 20,943
Cost of goods sold	2,384	3,108	6,541	8,827
Gross margin	1,927	3,943	6,809	12,116
Operating expenses:
Research and development	1,429	1,482	4,248	4,109
Selling, general and administrative	1,656	2,101	5,901	6,490
Provision for business restructuring	214	-	214	-
Total operating expenses	3,299	3,583	10,363	10,599
Operating income (loss)	(1,372)	360	(3,554)	1,517
Non-operating income (expense):
Interest income	31	13	238	45
Interest expense	-	-	-	(2)
Foreign currency transaction gain (loss)	(32)	(178)	(68)	(244)
Total non-operating income (loss)	(1)	(165)	170	(201)
Income (loss) before income taxes	(1,373)	195	(3,384)	1,316
Income tax (expense) benefit	44	(65)	321	(255)
Net income (loss)	$ (1,329)	$ 130	$ (3,063)	$ 1,061

Basic earnings (loss) per share	$ (0.17)	$ 0.01	$ (0.38)	$ 0.12
Diluted earnings (loss) per share	$ (0.17)	$ 0.01	$ (0.38)	$ 0.11
Weighted-average basic shares	7,740	9,270	8,080	9,159
Weighted-average diluted shares	7,740	9,391	8,080	9,323

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited) September 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 11,187	$ 18,120
Trade accounts receivable, net of allowance for doubtful accounts of $85 and $115	3,043	4,351
Inventories	4,068	3,964
Other current assets	354	543
TOTAL CURRENT ASSETS	18,652	26,978

Property, plant and equipment – net	1,152	1,489
Intangible software technology-net	2,463	2,793
Other assets	85	85
TOTAL ASSETS	$ 22,352	$ 31,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 649	$ 1,122
Accrued compensation	1,383	1,255
Deferred revenue	1,359	1,464
Other accrued liabilities	624	710
Accrued costs of business restructuring	214	-
Income taxes payable	25	72
TOTAL CURRENT LIABILITIES	4,254	4,623

Long-term other payables	229	253

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,741,686 and 9,207,730 shares	17,808	23,414
Accumulated earnings	(1,100)	1,963
Accumulated other comprehensive income	1,161	1,092
TOTAL STOCKHOLDERS’ EQUITY	17,869	26,469
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 22,352	$ 31,345